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Exhibit 4.9

GENOPTIX, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

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SECTION 4.	RIGHTS OF FIRST REFUSAL	14
4.1	Subsequent Offerings	14
4.2	Exercise of Rights	14
4.3	Issuance of Equity Securities to Other Persons	14
4.4	Termination and Waiver of Rights of First Refusal	15
4.5	Excluded Securities	15
SECTION 5.	MISCELLANEOUS	16
5.1	Governing Law	16
5.2	Survival	16
5.3	Successors and Assigns	16
5.4	Entire Agreement	16
5.5	Severability	16
5.6	Amendment and Waiver	16
5.7	Delays or Omissions	16
5.8	Notices	17
5.9	Attorneys' Fees	17
5.10	Titles and Subtitles	17
5.11	Additional Investors	17
5.12	Counterparts	17
5.13	Aggregation of Stock	17
5.14	Waiver of Right of First Refusal Under Prior Agreement	17
5.15	Amendment and Restatement of Prior Agreement	17

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GENOPTIX, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

        THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the "Agreement") is entered into as of the 9th day of May, 2005, by and among GENOPTIX, INC., a Delaware corporation (the "Company"), the purchasers of the Company's new Series 1-D Preferred Stock (the "Series 1-D Preferred") set forth on Exhibit A hereto and certain holders of the Company's Series 1-A Preferred Stock (the "Series 1-A Preferred"), Series 1-B Preferred Stock (the "Series 1-B Preferred") and Series 1-C Preferred Stock (the "Series 1-C Preferred") set forth on Exhibit A hereto. The purchasers of the Series 1-D Preferred and the holders of the Series 1-A Preferred, Series 1-B Preferred and Series 1-C Preferred shall be collectively referred to hereinafter as the "Investors" and each individually as an "Investor".

RECITALS

        WHEREAS, the Company proposes to sell and issue up to 11,041,015 shares of its Series 1-D Preferred pursuant to that certain Series 1-D Preferred Stock Purchase Agreement (the "Purchase Agreement") of even date herewith between the Company and certain Investors (the "Financing");

        WHEREAS, in connection with the Company's prior sale of shares of Series 1-C Preferred Stock (the "Prior Financing"), the Company and certain Investors entered into that certain Investors' Rights Agreement dated as of August 30, 2004 (the "Prior Agreement"); and

        WHEREAS, in order to induce the Company and the purchasers of the Series 1-D Preferred to enter into the Purchase Agreement, the Investors and the Company hereby agree that the Prior Agreement shall hereby terminate and shall be superseded and replaced in its entirety by this Agreement and that this Agreement shall govern the rights of all the Investors regarding registration rights, information rights and other rights as set forth herein.

        NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the Investors who are parties to the Prior Agreement hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties mutually agree as follows:

SECTION 1.    GENERAL.

        1.1    Definitions.    As used in this Agreement the following terms shall have the following respective meanings:

          (a)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (b)   "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (c)   "Holder" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof; provided, however, that any person owning of record Registrable Securities described in Subsection (d) of Section 1.1(f) shall not be deemed a "Holder" for purposes of Section 2.1.

          (d)   "Initial Offering" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

          (e)   "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

          (f)    "Registrable Securities" means (a) Common Stock of the Company issued or issuable upon conversion of the Shares, (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities, (c) Common Stock of the Company purchased by certain Investors from Linda Pinney on March 6, 2000, and (d) Common Stock of the Company issuable upon exercise (or issuable upon conversion of shares of preferred stock of the Company issuable upon exercise) of (i) that certain warrant to purchase 12,000 shares of Series 1-A Preferred issued to Comerica Bank, originally dated as of November 26, 2002, (ii) that certain warrant to purchase 16,798 shares of Series 1-B Preferred issued to Comerica Bank, originally dated as of November 26, 2002, and (iii) that certain warrant to purchase 276,025 shares of Series 1-D Preferred issued to Comerica Bank in connection with the Debt Financing (as defined in the Purchase Agreement). Notwithstanding the foregoing, Registrable Securities shall not include (x) any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under Section 2 of this Agreement are not assigned, and (y) any shares of Common Stock issued upon conversion of any previously outstanding Series B Preferred Stock, Series B-1 Preferred Stock or Series B-2 Preferred Stock and any shares of Common Stock issued upon conversion of shares of Series 1-A Preferred, Series 1-B Preferred, or Series 1-C Preferred prior to the date hereof.

          (g)   "Registrable Securities then outstanding" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

          (h)   "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

          (i)    "SEC" or "Commission" means the Securities and Exchange Commission.

          (j)    "Securities Act" shall mean the Securities Act of 1933, as amended.

          (k)   "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale.

          (l)    "Shares" shall mean shares of the Company's Series 1-A Preferred, Series 1-B Preferred, Series 1-C Preferred and Series 1-D Preferred held by the Investors listed on Exhibit A hereto, and each of their permitted assigns.

          (m)  "Special Registration Statement" shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

SECTION 2.    REGISTRATION; RESTRICTIONS ON TRANSFER.

        2.1    Restrictions on Transfer.

          (a)   Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

              (i)  There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

             (ii)  (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. After its Initial Offering, the Company will not require the transferee to be bound by the terms of this Agreement.

           (iii)  Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Holder's family member or trust for the benefit of an individual Holder; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if such transferee were an original Holder hereunder.

          (b)   Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

    THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

          (c)   The Company shall be obligated to reissue unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

          (d)   Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

        2.2    Demand Registration.

          (a)   Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of at least thirty percent (30%) of the Registrable Securities (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5,000,000 (a "Qualified Public Offering")), then the Company shall, within fifteen (15) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as soon as practicable using its reasonable best efforts, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

          (b)   If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to the majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          (c)   The Company shall not be required to effect a registration pursuant to this Section 2.2:

              (i)  prior to the earlier of (A) the fourth anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

             (ii)  after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

           (iii)  if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company's intention to file a registration statement for its Initial Offering or a public offering, other than pursuant to a Special Registration Statement, within ninety (90) days;

            (iv)  if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders;

    provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

             (v)  if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

            (vi)  in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

        2.3    Piggyback Registrations.    The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (a)    Underwriting.    If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration unless such registration does not include shares of any other selling stockholders, in which event (x) if such registration is the Initial Offering, any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence; and (y) if such registration is not the Initial Offering, a portion of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence provided that the aggregate value of the securities (including Registrable Securities) to be included in such registration by the Holders may not be so reduced to less than twenty-five percent (25%) of the total value of all securities included in such registration. In no event will shares of any other selling stockholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

          (b)    Right to Terminate Registration.    The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration if the Board in good faith determines such registration should be withdrawn. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

        2.4    Form S-3 Registration.    In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a)   promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

          (b)   as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

              (i)  if Form S-3 is not available for such offering by the Holders;

             (ii)  if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000);

           (iii)  if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company's intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;

            (iv)  if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

             (v)  If the Company has within the twelve (12) month period preceding the date of such request, already effected three (3) or more registrations on Form S-3 for any of the Holders pursuant to this Section 2.4; or

            (vi)  in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c)   Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

        2.5    Expenses of Registration.    Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

        2.6    Obligations of the Company.    Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a)   Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for (i) up to thirty (30) days with respect to any registration statement other than a registration statement on Form S-3 or (ii) up to one hundred twenty (120) days with respect to any registration statement filed on Form S-3 or, in each case, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the "Suspension Period"), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have an adverse effect upon the Company, its shareholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. In the event that the Company shall exercise its rights hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities proposed to be sold by the Initiating Holders, which consent shall not be unreasonably withheld. If so directed by the Company, the Initiating Holders shall use their reasonable efforts to deliver to the Company

  (at the Company's expense) all copies, other than permanent file copies then in such Initiating Holders' possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

          (b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

          (c)   Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d)   Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g)   Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

        2.7    Termination of Registration Rights.    All registration rights granted under this Section 2 shall terminate and be of no further force and effect four (4) years after the date of the Company's Initial Offering. In addition, a Holder's registration rights shall expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, and (b) all Registrable Securities held by and issuable to such Holder (and its affiliates) may be sold in compliance with Rule 144 (including the volume limitations set forth therein) during any ninety (90) day period.

        2.8    Delay of Registration; Furnishing Information.

          (a)   No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          (b)   It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

          (c)   The Company shall have no obligation with respect to any registration requested pursuant to Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 2.4, whichever is applicable.

        2.9    Indemnification.    In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

          (a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

          (b)   To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent

  (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

          (c)   Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

          (d)   If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

          (e)   The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

        2.10    Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, stockholder or shareholder of a Holder, (b) is a Holder's family member or trust for the benefit of an individual Holder, or (c) acquires at least twenty five percent (25%) of the aggregate number of shares of Registrable Securities of a Holder as set forth on Exhibit A as of the date hereof; or (d) is an entity affiliated by common control (or other related entity) with such Holder; provided, however,(i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

        2.11    Amendment of Registration Rights.    Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

        2.12    Limitation on Subsequent Registration Rights.    Other than as provided in Section 5.11, after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari pasu with or senior to those granted to the Holders hereunder, other than the right to a Special Registration Statement.

        2.13    "Market Stand-Off" Agreement.    Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of the Company's Initial Offering and ninety (90) days following any registration statement of the Company filed under the Securities Act after the Company's Initial Offering (excluding Special Registration Statements); provided that all executive officers and directors of the Company enter into similar agreements.

        2.14    Agreement to Furnish Information.    Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder's obligations under Section 2.13 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company's securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.13 and this Section 2.14 shall not apply to a Special Registration. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.13 and 2.14. The underwriters of the Company's stock are intended third party beneficiaries of Sections 2.13 and 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

        2.15    Rule 144 Reporting.    With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

          (a)   Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

          (b)   File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

          (c)   So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3.    COVENANTS OF THE COMPANY.

        3.1    Basic Financial Information and Reporting.

          (a)   The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

          (b)   As soon as practicable after the end of each fiscal year of the Company, the Company will furnish each Investor then holding (including and aggregating any holdings of its affiliates) at least seven hundred and fifty thousand (750,000) shares of Registrable Securities (as adjusted for any stock split, reverse stock split or other similar event affecting the Registrable Securities) (a "Major Investor"), to the extent requested by such Major Investor, a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

          (c)   The Company will furnish each Major Investor as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date.

          (d)   The Company will furnish each Major Investor, (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto); and (ii) as soon as practicable after the end of each month, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month.

        3.2    Inspection Rights.    Upon reasonable notice provided to the Company, each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

        3.3    Confidentiality of Records.    Each Investor agrees to use, and to use its reasonable best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3, (ii) to the extent such disclosure is reasonably necessary for compliance with applicable court orders, governmental regulations or regulatory filings, (iii) if such information entered the public domain subsequent to the time it was communicated to such Investor by the Company through no fault of such Investor, or (iv) if such information was in such Investor's possession free of any obligation of confidence, as documented in writing, at the time it was communicated to such Investor by the Company.

        3.4    Reservation of Common Stock.    The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

        3.5    Stock Vesting.    Other than as set forth in Section 3.6, unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person's services commencement date with the company, and (b) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years in monthly installments. With respect to any shares of stock purchased by any such person, the Company's repurchase option shall provide that upon such person's termination of employment or service with the Company, with or without cause, the Company or its assignee shall have the option to purchase at cost any unvested shares of stock held by such person or at the lesser of cost and the then fair market value on the date of termination of employment or service with the Company. The stock options to be granted to employees, consultants or other service providers by the Company following the initial closing of the Financing will take into consideration the current vesting position of such employees, consultants or other service providers in a manner to be determined by the Company's Board.

        3.6    Assignment of Right of First Refusal.    In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company's outstanding capital stock pursuant to the Company's bylaws, by contract or otherwise, the Company shall, to the extent it may do so, assign such right of first refusal or right of first offer to each Investor. In the event of such assignment, each Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred. Each Investor's pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Investor at the time of the proposed transfer and the denominator of which is the total number of shares owned by all Investors at the time of such proposed transfer. If not all Investors elect to purchase their pro rata portion of the capital stock proposed to be transferred as described above, then the Company shall promptly notify in writing all of the Investors who do so elect and shall offer such Investors the additional right to purchase their same pro rata portion of any remaining unclaimed shares of capital stock subject to such right of first refusal or right of first offer.

        3.7    Proprietary Information and Inventions Agreement.    The Company will cause each person now or hereafter employed by it with access to confidential information to enter into a proprietary information and inventions agreement substantially in the form provided to the Investors.

        3.8    Reimbursement of Non-Employee Directors.    The Company agrees to reimburse all non-employee directors for reasonable out-of-pocket costs incurred in connection with their membership on the Board of Directors.

        3.9    Termination of Covenants.    All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering or (ii) upon (a) the sale, lease, license or other disposition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction (a "Change in Control").

SECTION 4.    RIGHTS OF FIRST REFUSAL.

        4.1    Subsequent Offerings.    Each Major Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.5 hereof. Each Major Investor's pro rata share is equal to the ratio of (a) the number of shares of the Company's Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) which such Major Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants, options or other convertible or exercisable securities) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

        4.2    Exercise of Rights.    If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

        4.3    Issuance of Equity Securities to Other Persons.    If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares. Each of the Major Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Major Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investor's rights were not exercised, at a price and upon the terms and conditions specified in the Company's notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

        4.4    Termination and Waiver of Rights of First Refusal.    The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the date that no Shares are outstanding, (ii) the effective date of the registration statement pertaining to the Company's Initial Offering, or (iii) a Change in Control. The rights of first refusal established by this Section 4 may be amended, or any provision waived as permitted by Section 5.6.

        4.5    Excluded Securities.    The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

          (a)   shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued after the Original Issue Date (as defined in the Company's Amended and Restated Certificate of Incorporation) to employees, officers or directors of, or consultants or advisors to the Company or any of its affiliates, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, including at least two directors elected solely by the holders of a majority of the Series 1-A Preferred, Series 1-B Preferred, Series 1-C Preferred and Series 1-D Preferred voting together as a single class on an as-if-converted basis (each, a "Preferred Director");

          (b)   stock issued or issuable pursuant to any rights or agreements outstanding as of the date of this Agreement, options and warrants outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement; provided that the rights of first refusal established by this Section 4 applied with respect to the initial sale or grant by the Company of such rights or agreements;

          (c)   any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, strategic alliance, acquisition or similar business combination approved by the Board of Directors, including at least two Preferred Directors;

          (d)   shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

          (e)   shares of Common Stock issued upon conversion of shares of the Company's Preferred Stock;

          (f)    any Equity Securities issued pursuant to any equipment leasing, real property leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors, including at least two Preferred Directors;

          (g)   any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act in connection with an underwritten public offering;

          (h)   any Equity Securities issued in connection with joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein, has been approved by the Company's Board of Directors, including at least two Preferred Directors;

          (i)    any Equity Securities issued by the Company pursuant to the terms of the Purchase Agreement; and

          (j)    any Equity Securities issued in connection with any transaction or other arrangement unanimously approved by the Company's Board of Directors.

SECTION 5.    MISCELLANEOUS.

        5.1    Governing Law.    This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware as such laws apply to agreements among Delaware residents made and to be performed entirely within the State of Delaware.

        5.2    Survival.    The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

        5.3    Successors and Assigns.    Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

        5.4    Entire Agreement.    This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

        5.5    Severability.    In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        5.6    Amendment and Waiver.

          (a)   Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of a majority of the Registrable Securities.

          (b)   Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the Registrable Securities.

          (c)   For the purposes of determining the number of Holder or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

        5.7    Delays or Omissions.    It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

        5.8    Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; provided, in each case, that such notice is also sent by first class mail or a nationally recognized overnight courier, postage prepaid, or receipt of such electronic mail or facsimile is confirmed by sender by telephone, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

        5.9    Attorneys' Fees.    In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

        5.10    Titles and Subtitles.    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        5.11    Additional Investors.    Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities in accordance with Section 4.5(c), (g) or (i) of this Agreement, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an "Investor," a "Holder" and a party hereunder.

        5.12    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile copies of signed signature pages will be deemed binding originals.

        5.13    Aggregation of Stock.    All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

        5.14    Waiver of Right of First Refusal Under Prior Agreement.    Each of the Investors who was a party to the Prior Agreement hereby waives its rights to notice and right of first refusal under Section 4 of the Prior Agreement and any other right it may have to purchase shares of Series 1-D Preferred under the Prior Agreement or otherwise.

        5.15    Amendment and Restatement of Prior Agreement.    The Prior Agreement is hereby amended in its entirety and restated herein. All provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and terminated in their entirety and shall have no further force and effect. No Investor under the Prior Agreement shall be deemed a party hereto unless specifically identified on Exhibit A. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and terminated in their entirety and shall have no further force and effect. Notwithstanding the foregoing, the obligations of the Investors in Section 2.1 of the Prior Agreement shall survive and remain in full force and effect with respect to those Investors in the Prior Agreement who do not become Investors in this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:		INVESTORS:
GENOPTIX, INC.		ALLIANCE TECHNOLOGY VENTURES III, L.P.
By:	/s/ TINA S. NOVA Tina S. Nova, Ph.D.	By: ATV III Partners, LLC Its: General Partner
	President, Chief Executive Officer & Co-Founder	By:	/s/ MICHAEL A. HENOS
		Name:	Michael A. Henos
Address:	3398 Carmel Mountain Road San Diego, CA 92121	Title:	Manager
ATV III AFFILIATES FUND, L.P.
By: ATV III Partners, LLC Its: General Partner
		By:	/s/ MICHAEL A. HENOS
		Name:	Michael A. Henos
		Title:	Manager
ENTERPRISE PARTNERS V, L.P.
By: Enterprise Management Partners V, LLC Its: General Partner
		By:	/s/ ANDREW SENYEI
		Name:	Andrew Senyei
		Title:	Managing Director
TULLIS-DICKERSON CAPITAL FOCUS II, L.P.
By: Tullis-Dickerson Partners II, L.L.C. Its: General Partner
		By:	/s/ TIMOTHY M. BUONO Timothy M. Buono, Principal

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

TD JAVELIN CAPITAL FUND II, L.P.
By: TD II Regional Partners, Inc. Its: General Partner
By:	/s/ TIMOTHY M. BUONO Timothy M. Buono, Vice President
TD LIGHTHOUSE CAPITAL FUND, L.P.
By: TD II Regional Partners, Inc. Its: General Partner
By:	/s/ TIMOTHY M. BUONO Timothy M. Buono, Vice President
EXCELSIOR VENTURE PARTNERS III, LLC
By:	/s/ DOUGLAS A. LINDGREN
Name:	Douglas A. Lindgren
Title:	President and Chief Executive Officer
LOTUS BIOSCIENCE INVESTMENT HOLDINGS, LTD.
By:	/s/ WONG KEN LUM /s/ MONG CHEUK WAI
Name:	WONG KEN LUM MONG CHEUK WAI
Title:	Directors
GC&H INVESTMENTS
By:	/s/ JOHN L. CARDOZA
Name:	John L. Cardoza
Title:	Managing Member
PETE HRONIS
/s/ PETE HRONIS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

ALLEN FAMILY TRUST DATED 10/12/81
By:	/s/ DICK ALLEN
Name:	Dick Allen
Title:	Trustee
THOMAS & NELL WALTZ FAMILY L.P.
By:	/s/ THOMAS A. WALTZ
Name:	Thomas A. Waltz
Title:	General Partner
GREENE FAMILY TRUST
By:	HOWARD E. GREENE, JR.
Name:	Howard E. Greene, Jr.
Title:	Trustee
ALLISON M. GREGORY
/s/ ALLISON M. GREGORY
HARBOUR VENTURES
By:	/s/ DAVID BLACKBURN
Name:	David Blackburn
Title:	President
COMERICA INCORPORATED
By:
Name:
Title:

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
SIGNATURE PAGE

SCHEDULE OF INVESTORS

Name and Address		Series 1-A Preferred	Series 1-B Preferred	Series 1-C Preferred	Series 1-D Preferred
1.	ENTERPRISE PARTNERS V, L.P. 2223 Avenida de la Playa, Suite 300 La Jolla, California 92037 Attn: Andrew E. Senyei, M.D.	3,759,398	6,737,746	2,796,072	3,281,923
2.	ALLIANCE TECHNOLOGY VENTURES III, L.P. 8995 Westside Parkway, Suite 200 Alpharetta, Georgia 30004 Attn: Michael Henos	3,684,211	3,851,743	2,025,750	2,377,748
3.	ATV III AFFILIATES FUND, L.P. 8995 Westside Parkway, Suite 200 Alpharetta, Georgia 30004 Attn: Michael Henos	75,188	78,606	22,531	26,446
4.	TULLIS-DICKERSON CAPITAL FOCUS II, L.P. c/o Tullis-Dickerson & Co., Inc. Two Greenwich Plaza, Fourth Floor Greenwich, Connecticut 06830 Attn: Timothy M. Buono	563,910	336,886	239,942	281,635
5.	TD JAVELIN CAPITAL FUND II, L.P. c/o Tullis-Dickerson & Co., Inc. Two Greenwich Plaza, Fourth Floor Greenwich, Connecticut 06830 Attn: Timothy M. Buono	563,910	561,478	299,766	351,854
6.	TD LIGHTHOUSE CAPITAL FUND, L.P. c/o Tullis-Dickerson & Co., Inc. Two Greenwich Plaza, Fourth Floor Greenwich, Connecticut 06830 Attn: Timothy M. Buono	563,910	870,290	382,021	448,402
7.	LOTUS BIOSCIENCE INVESTMENT HOLDINGS, LTD. 9th floor, Central Building 3 Pedder Street, Hong Kong Attn: Tiffany Hung/Eric Chung	375,940	393,033	203,400	238,743
8.	EXCELSIOR VENTURE PARTNERS III, LLC c/o U.S. Trust of CT 225 High Ridge Road, East Building Stamford, CT 06905 Attn: David I. Fann	942,481	1,403,696	620,580	728,413
9.	ALLEN FAMILY TRUST DATED 10/12/81 4199 Campus Drive, Suite 830 Irvine, CA 92612 Attn: Dick Allen	24,000	47,000	20,000	23,475

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10.	THOMAS AND NELL WALTZ FAMILY LP 6075 La Jolla Scenic Drive La Jolla, CA 92037 Attn: Thomas A. Waltz	37,532		39,130		20,278	23,802
11.	GREENE FAMILY TRUST PO Box 8984 Rancho Santa Fe, CA 92067 Attn: Howard E. Greene Jr.	18,797		29,741		27,995	32,859
12.	GC&H INVESTMENTS LLC One Maritime Plaza San Francisco, CA 94111 Attn: John Cardoza	75,188		78,388		40,622	47,681
13.	PETE HRONIS 10417 Hronis Avenue Delano, CA 93215	16,918		25,196		11,140	13,076
14.	COMERICA INCORPORATED c/o Technology and Life Sciences Division Attn: Warrant Administrator P.O. Box 7279 San Francisco, CA 94120-7279	12,000	(1)	16,798	(2)	0	276,025	(3)
15.	ALLISON M. GREGORY 17549 Oak Meadow Lane Lake Oswego, Oregon 97034	0		12,262		3,244	3,808
16.	HARBOUR VENTURES 7946 Sitio Nispero Carlsbad, California 92009 Attn: David Blackburn	0		11,199		5,599	6,572
TOTALS:		10,701,383		14,476,394		6,718,940	7,886,437

(1)
Represents shares issuable upon exercise of that certain Warrant dated November 26, 2002, originally issued to purchase 12,000 shares of Series B Preferred Stock that was amended in connection with the Series B-2 Preferred Stock financing to become a warrant to purchase 12,000 shares of Series B-1 Preferred, and further amended in connection with the Series 1-C Preferred financing to become a warrant to purchase 12,000 shares of Series 1-A Preferred. Such shares are not included in the "Totals" set forth below.

(2)
Represents shares issuable upon exercise of that certain Warrant dated November 26, 2002 to purchase 16,798 shares of Series B-2 Preferred that was amended in connection with the Series 1-C Preferred financing to become a warrant exercisable for 16,798 shares of Series 1-B Preferred. Such shares are not included in the "Totals" set forth below.

(3)
Represents shares issuable upon exercise of that certain Warrant to purchase 276,025 shares of Series 1-D Preferred issued to Comerica Bank in connection with the Debt Financing. Such shares are not included in the "Totals" set forth below.

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  Exhibit 4.9
GENOPTIX, INC. AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
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SCHEDULE OF INVESTORS